Exhibit 10.3

PERFORMANCE-BASED RESTRICTED STOCK AWARD
UNDER THE PROVISIONS OF THE
CYRUSONE RESTATED 2012 LONG TERM INCENTIVE PLAN

Name of Employee:
Award Date:
Target Restricted Stock Award:
Maximum Restricted Stock Award:
Performance Period:

    Pursuant to the provisions of the CyrusOne Restated 2012 Long Term Incentive Plan (as in effect from time to time (the “Plan”)), the Compensation Committee (the “Committee”) of the Board of Directors of CyrusOne Inc. (“CyrusOne”) hereby grants to the employee named above (“you” or the “Employee”) on the date noted above (the “Award Date”) an award (the “Award”) of an aggregate number of restricted common shares as noted above, par value $.01 per share, of CyrusOne Inc. (the “Shares”), on and subject to the terms of the Plan and your agreement to the terms, conditions and restrictions contained herein and subject to the achievement of certain performance-based vesting criteria as set forth on Exhibit A. Capitalized terms used in this performance-based Restricted Stock award agreement (this “Agreement”) that are not defined in this Agreement have the meanings as used or defined in the Plan.

1.Securities Subject to this Agreement. This Agreement is made with respect to the Shares and any securities (including shares) issued in respect of the Shares, whether by way of a share dividend, a share split, any reorganization or re-capitalization of CyrusOne or its stock or any merger, exchange of securities or like event or transaction as the result of which any security or securities of any kind are issued to you by reason of your ownership of the Shares. Any such securities issued in respect of any of the Shares shall be subject to the same restrictions, terms and conditions set forth in this Agreement, and shall be administered in the same manner, as the Shares to which they relate. References in the following terms of this Agreement to the Shares shall include any such securities issued in respect of the Shares.

2.Rights of Ownership. Except for the Restrictions (as defined in Section 8 hereof), you are the record and beneficial owner of the Shares. As beneficial owner of the Shares, you shall be entitled to exercise voting rights with respect to the Shares prior to the date on which your rights with respect to such Shares have become vested and the Restrictions have lapsed as provided herein. Dividends, if any, declared and paid on the Shares shall be accrued by CyrusOne and paid only if and when the related Shares vest and the Restrictions have lapsed as provided herein.

3.Performance Vesting. The number of Shares you are eligible to earn will depend on the extent to which the applicable performance-based vesting criteria (each, a “Performance Goal”) for the Performance Period are satisfied, determined pursuant to the calculation methodology set forth in Exhibit A. As soon as reasonably practicable following the completion of the Performance Period, the Committee shall determine the extent to which each Performance Goal has been satisfied for the Performance Period, and shall calculate and certify in writing the number of Shares that you have earned (“Earned Shares”) with respect to each such Performance Goal. Except as otherwise provided in Section 4, 5, 6, 7 or 13 hereof, Earned Shares with respect to the Performance Period shall become vested on February 28, 2024 (the “Vesting Date”), provided that you remain continuously employed by the Company through such vesting date.

4.Vesting Upon Death. In the event of your death while an Employee, the number of Shares (rounded up to the nearest whole Share) that bears the same ratio to the Target Restricted Stock Award as the number of days from the beginning of the Performance Period through the date of your death bears to 1,095 will be deemed to be Earned Shares. You will become vested in such Earned Shares as of the date of your death. Any Shares that are not deemed to be Earned Shares pursuant to the calculation described in the preceding sentence shall be forfeited to CyrusOne as of your date of death in accordance with the terms of Section 8 hereof.

5.Vesting Upon Disability. If pursuant to the applicable disability provision of any Employment Agreement, you become disabled and such disability prevents you from fulfilling the usual duties of your job and is expected to continue indefinitely, all as determined by the Company, or, if no such provision exists or you are not party to an Employment Agreement, you become disabled to such extent that you are unable to perform the usual duties of your job for a period that is expected to continue indefinitely, all as determined by the Company, then the number of Shares (rounded up to the nearest whole Share) that bears the same ratio to the Target Restricted Stock Award as the number of days from the beginning of the Performance Period through the date of your disability bears to 1,095 will be deemed to be Earned Shares. You will become vested in such Earned Shares as of the date of your disability. Any Shares that are not deemed to be Earned Shares pursuant to the calculation described in the preceding sentence shall be forfeited to CyrusOne as of the date of your termination of employment in accordance with the terms of Section 8 hereof.

6.Vesting Upon Certain Terminations of Employment. If the Company terminates your employment other than by reason of your death or disability or other than for Cause, or you terminate your employment for Good Reason (as defined below), then, you shall vest, as of the Vesting Date, pursuant to Section 3 of this Agreement, with respect to the Performance Period if it ends on or before your date of termination, even if the Vesting Date occurs after your date of termination. If, however, the Performance Period ends after your date of termination, you shall vest, as of the Vesting Date, in a portion of the number of Earned Shares determined pursuant to this Agreement including the Exhibits hereto (the “Actual Performance Earned Shares”), which portion bears the same ratio to the Actual Performance Earned Shares as the number of days from the beginning of the Performance Period through the date of your termination bears to 1,095. Any Shares that are not deemed to be Earned Shares pursuant to the calculation described in the preceding sentence shall be forfeited to CyrusOne as of the Vesting Date in accordance with the terms of Section 8 hereof.

For purposes of this Agreement, “Good Reason” shall have the meaning set forth in any Employment Agreement (which may refer to it as a Constructive Termination), or, if you do not have an Employment Agreement or such agreement does not include a definition of Good Reason, shall mean, without Employee’s consent, (A) there is a material adverse change in Employee’s reporting responsibilities set forth in the Employment Agreement or there is otherwise a material reduction by the Company in Employee’s authority, reporting relationship or responsibilities, (B) there is a material reduction by the Company in Employee’s base salary or bonus target, or (C) Employee’s principal place of employment is changed to a location more than fifty (50) miles outside the Dallas, Texas metro area or the London, England metro area, as applicable. Notwithstanding the foregoing, no such event shall constitute Good Reason unless Employee notifies the Company of the occurrence of such event within ninety (90) days after Employee first has actual knowledge of such occurrence, the Company fails to cure such event to Employee’s reasonable satisfaction within thirty (30) days after receipt of such notice, and Employee resigns within thirty (30) days after the end of such cure period.

7.Vesting After a Change in Control. In the event that a Change in Control occurs, and either:

i.your employment is terminated by the Company other than by reason of your death or disability and other than for Cause (as defined below), or you terminate your employment for Good Reason, within twelve months following such Change in Control, or
ii.following such Change in Control, (i) this award of Restricted Stock does not remain outstanding in accordance with the terms set forth herein, and (ii) the acquiring entity does not either assume this award of Restricted Stock or substitute new awards with respect to equity interests of the acquiring entity, in either case, with substantially similar terms or equivalent economic benefits as this award of Restricted Stock, then 200% of the Target Restricted Stock Award (300% to the extent of the Target Restricted Stock Award allocated to Performance Goals for which the extraordinary level requirements are actually met as of the date of the Change in Control) will be deemed to be Earned Shares, and will become vested as of (x) the date of your termination of employment, or (y) the date of the consummation of the Change in Control, respectively, as applicable.

For purposes of this Agreement, “Cause” shall have the meaning set forth in any Employment Agreement, or, if you do not have an Employment Agreement, shall mean the occurrence of any one of the following: (i) your material dereliction of your duties, your gross negligence or substantial failure to perform your duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness); (ii) your engaging in (A) misconduct that is materially injurious to the Company or (B) illegal conduct; (iii) your material breach of any written agreement by and between you and the Company; (iv) your violation of any material provision of the Company’s Code of Business Conduct and Ethics; or (v) your willful failure to cooperate in good faith with an investigation by any governmental authority.

8.Forfeiture. The Shares and any interest therein shall be subject to the forfeiture and transfer restrictions as described in this Section 8 (the “Restrictions”). Except as otherwise determined by the Committee or provided in Sections 3, 4, 5, 6, 7 or 13, any Shares that are not Earned Shares and that are not vested on the date of your termination of employment (or if Section 6 or 7(b) applies, the Vesting Date or Change in Control date, as applicable) shall be forfeited and, upon such forfeiture, all of your rights in respect of such Shares shall cease automatically and without further action by CyrusOne or you. In addition, except as otherwise determined by the Committee or provided in Section 17 of the Plan, any Shares that remain subject to the Restrictions may not be transferred, sold, assigned alienated, transferred, pledged, attached, conveyed or otherwise encumbered by you in any manner whatsoever and whether or not for consideration. For the purpose of giving effect to this provision, you must execute and deliver to CyrusOne a stock power with respect to each certificate evidencing any of the Shares, thereby assigning to CyrusOne all of your interest in the Shares. By the execution and delivery of this Agreement, you authorize and empower CyrusOne, in the event of a forfeiture of any of the Shares under this Section 8 to (i) date (as of the date you cease to be an Employee) those stock powers relating to Shares that remain subject to the Restrictions as of the date you cease to be an Employee and (ii) present such stock powers and the certificates to which they relate to CyrusOne’s transfer agent or other appropriate party for the sole purpose of transferring the forfeited Shares to CyrusOne.

9.Employment. For purposes of this Agreement, you shall be deemed to be an “Employee” while, and only while, you are in the employ of the Company and considered to be employed under the policies and procedures (including the payroll and withholding procedures) of the Company. In this regard, the granting of this Agreement does not constitute a contract of employment and does not give you the legal right to be continued as an Employee.

10.    Matters Relating to Certificates.

(a)    On or following the date of this Agreement, any Shares issued to you in accordance with and subject to this Agreement shall be evidenced in such manner as CyrusOne shall determine.

    (b)    Each certificate or book entry credit issued or entered in respect of any Shares issued to you in accordance with this Agreement shall bear the following legend, or one that is substantially similar:

“The Shares evidenced by this certificate are subject to the terms of a Restricted Stock Agreement between the registered holder hereof and CyrusOne Inc. and may not be transferred by the holder, except as provided by the terms of such agreement, a copy of which is on deposit with the Secretary of CyrusOne Inc. and which will be mailed to a shareholder of CyrusOne Inc. without charge within five days after receipt of a written request.”

(c)    CyrusOne shall require that the certificates or book entry credits evidencing title of the Shares be held in custody by CyrusOne until such time, if any, as your rights with respect to the Shares have vested, and, as provided in Section 8 hereof, CyrusOne shall require that, as a condition of your receiving the Shares you shall have delivered to CyrusOne a stock power, endorsed in blank, relating to such Shares. To the extent that your rights with respect to the Shares become vested, the legend set forth above shall be removed from the certificates or book entry credits evidencing such Shares.

10.Interpretation. You acknowledge that the Committee has the authority to construe and interpret the terms of the Plan and this Agreement if and when any questions of meaning arises under the Plan or this Agreement, and any such construction or interpretation shall be binding on you, your heirs, executors, administrators, personal representatives and any other persons having or claiming to have an interest in the Shares.

11.Withholding. In the event that the award and receipt of the Shares, the expiration of the Restrictions, the payment of dividends on the Shares or any other event results in your realization of income or wages which for Federal, state and local income and employment tax purposes is, in the opinion of the Company, subject to withholding of tax by the Company, you shall pay to the Company an amount equal to the withholding tax amount that the Company determines applies with respect to such event or make arrangements satisfactory to the Company regarding the payment of such tax. Otherwise, the Company may, at its discretion and to the extent it determines is necessary to pay such withholding tax amount, withhold any such withholding tax amount from your salary, dividends paid by CyrusOne on the Shares, any Shares that have become free of the Restrictions or any other compensation payable to you.

12.Notices. All notices and other communications to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or when deposited in the United States mail, first class postage prepaid, and addressed to the Executive Vice President of Human Resources of the Company, with a copy to the General Counsel of the Company, each at the Company’s principal corporate office, or to you at the address for you on file with the Company, or to any other address as to which notice has been given in the manner herein provided.

13.Effect of Employment Agreement. Notwithstanding any of the terms of the foregoing sections of this Agreement, if the provisions of a written agreement between you and the Company relating to your employment with the Company, including any offer letter or severance agreement (any such agreement, an “Employment Agreement”) would provide more favorable vesting and/or forfeiture provisions than those provided for under this Agreement, then such Employment Agreement provisions shall control (and shall be deemed an amendment to this Agreement and incorporated herein by reference). In the event of any conflict between the terms of the Plan, on the one hand, and the terms of this Agreement or any Employment Agreement, on the other hand, the terms of the Plan shall govern. In the event of any conflict between the terms of this Agreement and the terms of any Employment Agreement, the terms of such Employment Agreement shall govern.

14.Miscellaneous.

(a)This Agreement shall be binding upon the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns. Subject to the provisions of the Plan and any applicable Employment Agreement, this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and shall be construed and interpreted in accordance with the laws of the State of Texas. If any provisions of this Agreement shall be deemed to be invalid or void under any applicable law, the remaining provisions hereof shall not be affected thereby and shall continue in full force and effect.

(b)In consideration of the Shares granted to you pursuant to this Agreement, you agree to execute (via electronic grant acceptance) the Non-Disclosure and Non-Competition Agreement attached as Exhibit B (the “Non-Competition Agreement”).

(c)The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Agreement prospectively or retroactively; provided, however, that any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair your rights hereunder shall not to that extent be effective without your consent (it being understood, notwithstanding the foregoing proviso, that this Agreement and the Shares shall be subject to the provisions of Sections 18, 19 and 21 of the Plan).
(d)In the event of any adjustments in authorized Shares as provided in Section 19 of the Plan, the number of Shares or other securities to which you are entitled pursuant to this Agreement shall be appropriately adjusted or changed to reflect such change, provided that any such additional Shares or additional or different shares or securities shall remain subject to the restrictions in this Agreement.
(e)Unless the Committee specifically determines otherwise, the Shares are personal to you and the Shares may not be sold, assigned, transferred, pledged or otherwise encumbered other than by will or the laws of descent and distribution. Any such purported transfer or assignment shall be null and void.

(f)All disputes, controversies and claims arising between you and CyrusOne concerning the subject matter of this Agreement or the Plan shall be settled by arbitration in accordance with the rules and procedures of the American Arbitration Association in effect at the time that the arbitration begins, to the extent not inconsistent with this Agreement or the Plan. The location of the arbitration shall be Dallas, Texas or such other place as the parties to the dispute may mutually agree. In rendering any award or ruling, the arbitrator or arbitrators shall determine the rights and obligations of the parties according to the substantive and procedural laws of the State of Texas. The arbitration shall be conducted by an arbitrator selected in accordance with the aforesaid arbitration procedures. Any arbitration pursuant to this Section 14(f) shall be final and binding on the parties, and judgment upon any award rendered in such arbitration may be entered in any court, Federal or state, having jurisdiction. The parties to any dispute shall each pay their own costs and expenses (including arbitration fees and attorneys’ fees) incurred in connection with arbitration proceedings and the fees of the arbitrator shall be paid in equal amounts by the parties. Nothing in this Section 14(f) shall preclude you or CyrusOne from seeking temporary injunctive relief from any Federal or state court located within the State of Texas in connection with or as a supplement to an arbitration hereunder.

(g)This Agreement may be executed in any number of counterparts, each of which shall be deemed an original. The counterparts shall constitute one and the same instrument, which shall be sufficiently evidenced by any one thereof. Headings used throughout this Agreement are for convenience only and shall not be given legal significance. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “but not limited to.” The term “or” is not exclusive.
(h)It is intended that the Shares granted hereunder be exempt from the requirements applicable to nonqualified deferred compensation subject to Section 409A of the Internal Revenue

Code of 1986, as amended (“Section 409A”). For purposes of this Agreement, any action taken hereunder shall be undertaken in a manner that will not negatively affect the status of the Shares as exempt from treatment as nonqualified deferred compensation subject to Section 409A unless this action otherwise complies with Section 409A to the extent necessary to avoid non-compliance therewith.

15.Electronic Delivery and Acceptance of Award. By accepting this Award, you agree to participate in the Plan through an on-line or electronic system maintained by the Company or a third party designated by the Company and to accept electronic delivery of any documents, communications or other information that the Company may be required to deliver in connection with the Plan or this Award. Electronic delivery of a document may be via e-mail or by reference to a location on the Company’s intranet site or the internet site of a designated third-party vendor involved in administering the Plan. This Award and Agreement (including any Schedules or Exhibits attached hereto or incorporated by reference herein) can be accepted and signed and delivered via your on-line equity account accessible at https://www.benefits.ml.com. Please note that if you do not accept the Award (including the Non-Disclosure and Non-Competition Agreement attached as Exhibit B) within 30 days of the Award Date, the Award may be forfeited.